Exhibit 10.11

Restated Offer Letter

HALL, KINION & ASSOCIATES, INC.

75 Rowland Way, Suite 200

Novato, California 94945

July 31, 2003

Rita Hazell

75 Rowland Way, Suite 200

Novato, CA 94945

Dear Rita:

Hall, Kinion & Associates, Inc. (the “Company”) is pleased to amend and restate the offer letter that you executed with the Company on October 21, 1999 on the following terms (the prior offer letter, as amended and restated hereby, is referred to as the “Offer Letter”):

1. Accelerated Vesting. Upon a Change in Control (as defined in Section 4 below), to the extent that your options or other incentive awards heretofore or hereafter granted covering shares of the Company’s Common Stock do not otherwise provide for full vesting acceleration, you shall be entitled to the accelerated vesting of stock options, as described below.

(a) All options to purchase shares of the Company’s Common Stock held by you at the time of the Change in Control shall immediately become exercisable and vested in full, whether such options were granted before or after the date of this Offer Letter and whether or not any performance conditions related to such shares have been satisfied.

(b) All shares of the Company’s Common Stock held by you at the time of the Change in Control shall immediately vest in full and the Company’s right to repurchase such shares shall lapse, whether such shares were issued before or after the date of this Offer Letter, and whether or not any performance conditions in such options have been satisfied.

To the extent provided in this Section 1, this Offer Letter shall be deemed to be an amendment of the exercisability and vesting provisions of all stock option agreements, stock purchase agreements and similar instruments executed by you and the Company that did not otherwise provide for full vesting acceleration upon a Change in Control.

2. Salary Continuation and Other Benefits. In the event that the Company terminates your employment for any reason other than Cause (as defined in Section 6 below), or you resign for Good Reason (as defined in Section 5 below), in either case following a Change in Control, , then the Company shall pay to you each of the following or you will be entitled to receive the following, within five business days following the termination of employment:

(a) A lump sum in the amount of 2.99 times your most recent base salary (at the annual rate then in effect);

(b) A lump sum payment in the amount equal to 2.99 times the annual bonus that was paid to you for the most recent 12-month period preceding the Change of Control transaction;

(c) Your Company car that is leased by the Company on your behalf, without any additional payments from you; and,

(d) Forgiveness of any outstanding principal and accrued and unpaid interest under any promissory note between you and the Company; and

(e) Continued coverage at the Company’s expense under all benefit plans in which you and your dependents have participated through date of termination for a period of 36 months following termination, grossed up for any income taxes payable on such benefits. If you are eligible for and elect COBRA coverage, for a period extending through the earlier of 18 months after your termination of employment and the date that your (or, with respect to a dependent, such dependent’s) COBRA eligibility ceases, the Company will pay or reimburse you for insurance premiums under COBRA, and the Company will pay to you an amount equal to an additional number of months of insurance premiums, grossed up for any income taxes payable on such benefits, after COBRA eligibility expires such that you receive 36 months of coverage. Notwithstanding the above, if you obtain substantially equivalent medical insurance coverage from a new employer, the Company’s obligations to pay or reimburse you for medical insurance premiums shall cease. You agree to provide written notice to the Company regarding insurance coverage provided by a new employer.

3. Release of Claims. Any other provision of this Offer Letter notwithstanding, the vesting acceleration, salary continuation and other benefits described in Sections 1 and 2 shall not apply unless you (a) have executed a general release (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have agreed not to prosecute any legal action or other proceeding based upon any of such claims.

4. Definition of Change in Control. For all purposes under this Offer Letter, “Change in Control” shall mean the occurrence of any of the following events after the date of this Offer Letter: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which the voting securities of the Company are exchanged for beneficial ownership of at least a majority of the voting securities of the acquiring corporation); (iii) a merger or consolidation in which the Company is the surviving corporation and less than fifty percent (50%) of the voting securities of the Company that are outstanding immediately after the consummation of such transaction are beneficially owned, directly or indirectly, by the persons who owned such voting securities immediately prior to such transaction, or (iv) any transaction or series of related transactions after which any person (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, becomes the beneficial owner of voting securities of the Company representing a majority of the combined voting power of all of the voting securities of the Company. For purposes of this definition, any person who acquired securities of the Company prior to the occurrence of the specified transaction in contemplation of such transaction and who immediately after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation, as appropriate, (or if the Company or the surviving corporation is a controlled affiliate, then of the appropriate entity as determined above) shall not be included in the calculation of the group of persons who owned such voting securities immediately prior to such transaction.

5. Definition of Good Reason. For all purposes under this Offer Letter, “Good Reason” shall mean that following one of the following events has occurred following a Change in Control and you resign from the Company within six months following the occurrence of such event:

(a) Your responsibilities are materially diminished, you are assigned duties inconsistent with your current position at the date of this letter, or your title is changed without your consent. You acknowledge that as a result of a Change of Control transaction that the Company may cease to be a public entity, which may result in the reduction of your Section 16 responsiblitites or other requirements under the Exchange Act. Such changes do not constitute a violation of this section as long as your primary responsibilities and titles are not materially diminished or changed;

(b) Your most recent base salary is reduced;

(c) You are required to relocate your primary office to a place more than 50 miles from the office regularly occupied by you prior to a Change in Control, except for required travel on Company business, consistent with your business travel obligations at the time of a Change in Control; or

(d) The Company or any successor of the Company (whether by operation of law or otherwise), fails to execute and deliver, within 10 business days following a Change in Control, an agreement expressly reaffirming its obligations under this Offer Letter.

6. Definition of Cause. For all purposes under this Offer Letter, “Cause” shall mean: (a) a material breach by you of the terms of your employment or of your duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any affiliate that has not been approved by a majority of the disinterested directors of the Board of Directors of the Company, if in any such case such breach remains uncured after the lapse of thirty (30) days following the date that the Company has given you written notice thereof; (b) any act of misappropriation, embezzlement, intentional fraud or similar conduct by you involving the Company or any affiliate; (c) the conviction or the plea of nolo contendere or the equivalent in respect of a felony; (d) any material damage to any property of the Company or any affiliate caused by your willful or grossly negligent conduct; (e) the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that the Board of Directors reasonably determines renders you unfit to serve in your capacity as an officer of the Company or its affiliates; or (f) the failure by you to comply with the reasonable and lawful instructions of the Chief Executive Officer or the Board of Directors after fifteen (15) days written notice thereof.

7. Golden Parachute Excise Tax.

(a) Application of Limitation. This Section 7 shall apply only if you, on an after-tax basis, would receive more value under this Offer Letter after the application of this Section 7 than before the application of this Section 7. For this purpose, “after-tax basis” shall mean a calculation taking into account all federal and state income and excise taxes imposed on you, including (without limitation) the excise tax described in Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). If this Section 7 is applicable, it shall supersede any conflicting provision of this Offer Letter. The rules set forth in this Section 7 supersede all other agreements between you and the Company with respect to whether the Company shall make a payment or property transfer to, or for the benefit of, you that would subject you to the excise tax described in Section 4999 of the Code, and Section 7 of this Offer Letter shall be deemed to be an amendment of such agreements.

(b) Basic Rule. Unless you and the Company otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid under this Section 7 shall be made in writing by the independent public accountants of the Company (the “Accountants”. For purposes of making calculations required by this Section 7, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 7. The Company shall bear all costs and expenses of the Accountants in connection with any work performed pursuant to the provisions of this Section 7.

(c) Gross-Up. In the event that the benefits provided for in this Agreement or otherwise payable to you constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then you shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to you pursuant to this Section 7.

(d) Uncertainty of the calculation. As a result of uncertainty in the application of Section 4999 of the Code at the time of an initial determination by the Accountants hereunder, it is possible that a payment will have been made by the Company that should not have been made (an “Overpayment”) or that an additional payment that will not have been made by the Company could have been made (an “Underpayment”). In the event that the Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against you that the Accountants believe has a high probability of success, determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to, of for the benefit of, you, together with interest at the applicable federal rate specified in Section 7872(f)(2) of the Code. In the event that the Accountants determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to you that you shall repay to the Company, together with interest at the applicable federal-rate specified in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by you to the Company if and to the extent that such payment would not reduce the amount that is subject to an excise tax under Section 4999 of the Code. You and the Company shall each reasonably cooperate with the other in connection with any administrative ox judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the “parachute payments”.

8. Successors.

(a) Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to you, to assume this Offer Letter agreement and to agree expressly to perform the obligations of the Company set forth in this Offer Letter in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Offer Letter, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by this Offer Letter by operation of law.

(b) Employee’s Successors. This Offer Letter and all your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Offer Letter shall be in writing and shall be deemed to have been, duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address which you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Waiver. No provision of this Offer Letter shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than yourself). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Offer Letter by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Severability. The invalidity or unenforceability of any provision or provisions of this Offer Letter shall trot affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(d) No Retention Rights. Nothing in this Offer Letter shall confer upon you any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company or any subsidiary of the Company, which rights are hereby expressly reserved by each, to terminate your service at any time and for any reason, with or without Cause.

(e) Choice of Law. The validity, interpretation, construction and performance of this Offer Letter shall be governed by the laws of the State of California (other than choice-of-law provisions).

(f) Entire Agreement. This Offer Letter contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

10. Withholding Taxes. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this amendment to your Offer Letter by signing and dating the enclosed duplicate original of this Offer Letter and returning them to me.

Very truly yours,

HALL, KINION & ASSOCIATES, INC.

By:	/s/ Brenda C. Rhodes
Title:	Chief Executive Officer

I have read and accept this amendment and restatement of the Offer Letter:

/s/ Rita Hazell
Rita Hazell

Dated: July 31, 2003